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                                                                     EXHIBIT 1


                                                        August 27, 1997


Equity Residential Properties Trust
Two North Riverside Plaza
Chicago, Illinois 60606

Gentlemen:

     The undersigned are the owners of shares of common stock of Evans Withycombe Residential, Inc., a Maryland corporation ("Evans Withycombe"), and/or units of limited partnership in Evans Withycombe Residential L.P., a Delaware limited partnership ("Evans Withycombe L.P."), and are providing this letter agreement in order to induce you to enter into that certain Agreement and Plan of Merger of even date herewith by and between Equity Residential Properties Trust ("EQR") and Evans Withycombe (the "Merger Agreement"). Terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

     Each of the undersigned hereby agrees that:

     1. He will vote all the shares of common stock of Evans Withycombe ("Evans Withycombe Common Shares") owned by him, of record or beneficially, in favor of the Merger Agreement and Articles of Merger at any meeting of the shareholders of Evans Withycombe to consider the same.

     2. He will vote all the units of limited partnership in Evans Withycombe L.P. ("Evans Withycombe Units") in favor of the matters described in the definition of Evans Withycombe Partner Approvals in the Merger Agreement.

     3. He will contribute all Evans Withycombe Units owned by him to ERP Operating Limited Partnership (the "Contribution") pursuant to the Unit Contribution Agreement of even date herewith.

     4. He will not directly or indirectly encourage, solicit or initiate discussions or negotiations with any person or entity other than EQR regarding any Acquisition Proposal.

     5. He will cooperate with you and use his best efforts to cause the conditions to the Merger to be satisfied.


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     Notwithstanding the foregoing, the undersigned shall be relieved of their obligations under this letter agreement if and only to the same extent Evans Withycombe is relieved from its obligations under Section 4.1 of the Merger Agreement.

     Notwithstanding the foregoing, this letter agreement shall terminate and the undersigned shall be relieved of their obligations hereunder if either
(a) the Merger Agreement is terminated pursuant to Section 7.1 thereof (other than as a result of the breach by any of the undersigned of their covenants hereunder), or (b) subsequent to the adoption of the Merger Agreement by the shareholders of Evans Withycombe, the Merger Agreement is amended to alter or change the amount or kind of shares, securities and/or cash to be received in exchange for Evans Withycombe Common Shares or options to purchase the same, or any of the terms and conditions of the Merger Agreement are altered or changed in a manner which would adversely affect the present treatment of undersigned as shareholders and holders of options to purchase Evans Withycombe Common Shares or holders of Evans Withycombe Units.

     This letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced. References in this letter to the masculine shall include the neuter.

                                       Very truly yours,


                                       /s/ STEPHEN O. EVANS
                                       ----------------------------------
                                       Stephen O. Evans


                                       /s/ F. KEITH WITHYCOMBE
                                       ----------------------------------
                                       F. Keith Withycombe


                                       EW INVESTMENTS LIMITED
                                       PARTNERSHIP


                                       By: /s/ STEPHEN O. EVANS
                                       ----------------------------------
                                           Its General Partner


                                       THE EVANS FAMILY LIMITED
                                       LIABILITY COMPANY


                                       By: /s/ STEPHEN O. EVANS
                                       ----------------------------------
                                           Its Manager


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